JPM260A                                          Exhibit 16


                                JPM SERIES TRUST
               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS


                              CALIFORNIA BOND FUND

                                  30-Day Yield

         Quotations of yield will be computed separately for each class of shares outstanding and will be based on income earned during a particular 30-day period, less the class specific total expenses directly attributable to the class accrued during the period ("net investment income") and will be computed by dividing net investment income by the average daily number of shares of the class eligible to receive such income multiplied by the maximum offering price per share of the class on the last day of the period, according to the following formula:

30-DAY YIELD = 2[(a-b + 1)6[superscript]-1]
                  ---
                  cd
(where a = dividends and interest earned during the period, b = expenses accrued for the period attributable to the share class (net of any reimbursements), c = the average daily number of shares of the class outstanding during the period that were entitled to receive dividends and d = the maximum offering price per share of the class on the last day of the period).

                                    ALL FUNDS

                               Annual Total Return

         Quotations of average annual total return will be computed separately for each of the Fund's classes of shares and will be expressed in terms of the average annual compounded rate of return of a hypothetical investment in such shares over periods of 1, 5 and 10 years (up to the life of the class), calculated pursuant to the following formula:

P (1 + T)n [superscript] + ERV

(where P = a hypothetical initial payment of $1,000, T = the average annual total return, n = the number of years and ERV = the ending redeemable value of a hypothetical $1,000 payment made at the beginning of the period). All total return figures will reflect the deduction of class specific expenses (net of certain expenses reimbursed) on an annual basis and will assume that all dividends and distributions are reinvested when paid.

                             Aggregate Total Return

         The aggregate total return, reflecting the cumulative percentage change over a measuring period, is calculated separately for each class of shares of a Fund outstanding and according to the following formula:

P (1 + T) = ERV

(where P = a hypothetical initial payment of $1,000 and T = total return).